UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 30, 2011

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices)  (Zip Code)

(816) 854-3000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of Material Definitive Agreement

In connection with the sale of the RSM McGladrey operations of H&R Block, Inc. (the “Company”) under the Merger Agreement, as further described in Item 2.01 below, the relationship and various agreements between the Company and its affiliates and McGladrey & Pullen LLP (“M&P”) have terminated and thus the Company will no longer be operating together with M&P or participating in the RSM McGladrey operations, except as required under the Merger Agreement. Please see the disclosure set forth in Item 2.01 under the caption “Completion of Acquisition of Disposition of Assets,” which disclosure is hereby incorporated into this Item 1.02 by reference.

Item 2.01. Completion of Acquisition of Disposition of Assets

On November 30, 2011, the Company completed the sale of its RSM McGladrey operations, pursuant to the previously disclosed Agreement and Plan of Merger (the “Merger Agreement”) dated November 3, 2011 among the Company, its indirect wholly owned subsidiaries RSM McGladrey Business Services, Inc. (“RSMBS”) and RSM McGladrey, Inc. (“RSM”); and M&P and its wholly owned subsidiary McGladrey Merger LLC (the “M&P Sub”), whereby M&P Sub was merged with and into RSM  and RSM is continuing as the surviving limited liability company and a subsidiary of M&P, all in accordance with such agreement which is described in the Company’s Current Report on Form 8-K filed on November 7, 2011.

Prior to entering into the Merger Agreement, the Company, M&P and certain of their affiliates had entered into various agreements whereby RSM and M&P operated together in an alternative practice structure with RSM providing tax and consulting services and M&P providing audit services. This relationship terminated at the closing of the sale.

The Company will receive total proceeds of approximately $575 million, which includes closing cash proceeds of $487 million (including $12 million of cash on RSM’s closing balance sheet), a note in the principal amount of $54 million, and approximately $34 million of cash (including an expected working capital adjustment), which the Company expects to receive by December 31, 2011. Proceeds are subject to further post-closing adjustments. In addition, under the Merger Agreement, M&P assumed substantially all of the liabilities of the RSM McGladrey operations, including contingent payments and lease obligations.  The Company has also undertaken to indemnify M&P for certain litigation matters and certain obligations related primarily to previously sold RSM subsidiaries. The sale triggered distributions of approximately $74 million to RSM employees who were participants in a Company sponsored deferred compensation plan.

The final terms and conditions of the sale are consistent to those described in the Company’s Current Report on Form 8-K filed on August 24, 2011 and November 7, 2011.  Differences from the purchase price of $610 million as described in the Current Report on Form 8-K filed on August 24, 2011 are the result of cash of approximately $35 million transferred by RSM to the Company prior to the closing.

The foregoing summary is qualified in its entirety by reference to the full text of the Merger Agreement which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed on November 7, 2011.

The Merger Agreement and this summary are not intended to modify or supplement any factual disclosures about the Company and should not be relied upon as disclosure about the Company without consideration of the periodic and current reports and statements that the Company filed with the United States Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits

(b)           Unaudited Pro Forma Financial Information

Exhibit Number	Description
99.1	Unaudited Pro forma financial information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date: December 6, 2011	By: /s/ Jeffrey T. Brown
Jeffrey T. Brown
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1	Unaudited Pro Forma Financial Information.